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                                 EMPLOYMENT AGREEMENT


    THIS AGREEMENT, is made effective as of April 8, 1996, by and between American Crystal Sugar Company, Inc., a Minnesota cooperative (the "Company"), and Daniel McCarty ("Executive").

    WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

    1. EMPLOYMENT. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement.

    2.   TERM.  Unless terminated at an earlier date in accordance with Section
6.01 of this Agreement, the term of Executive's employment hereunder shall be for an initial period of three (3) years, commencing as of the date of this Agreement (the "Initial Term"). Thereafter, Executive shall serve as an "at will" employee of the Company and at the pleasure of the Company's Board of Directors.

    3.   POSITION AND DUTIES.

         3.01 SERVICE WITH COMPANY. During the term of his employment, Executive shall act as the Company's president and chief executive officer and, in such capacity, shall perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time.

         3.02 PERFORMANCE OF DUTIES. Executive agrees to serve the Company faithfully and to the best of his ability, and to devote his full time, attention and efforts to the business and affairs of the Company during the term of his employment. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of his employment, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the interests of the Company.

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    4.   COMPENSATION.

         4.01 BASE SALARY. As base compensation for all services to be rendered by the Executive under this Agreement during the first year of the Initial Term, the Company shall pay to Executive an annual base salary of $410,000, which salary shall be paid on a bi-weekly basis in accordance with the Company's normal payroll procedures and policies. The base salary payable to Executive during the second and any subsequent years shall be established by the Company's Board of Directors following an annual performance review.

         4.02 INCENTIVE COMPENSATION. In addition to the base salary described in section 4.01, Executive shall be eligible to participate in the "Short Term Incentive Plan with respect to the fiscal year beginning September 1, 1996 and ending August 31, 1997. Any bonus paid under such plan shall be based on the accomplishment of specific performance objectives and company performance as mutually established by Executive and the Company's Board of Directors.

         4.03 SIGNING BONUS. Executive shall be paid a signing bonus of $70,000 (less applicable deductions) which shall be paid by the Company to Executive within three (3) days following the execution of this Agreement by Executive. Said signing bonus shall be in lieu of Executive's participation in the annual management incentive plan during the fiscal year beginning September 1, 1995 and ending August 31, 1996.

         4.04 LONG TERM INCENTIVE PLAN. Executive shall be eligible to participate in "Executive Long Term Incentive Plan" maintained by the Company pursuant to the terms of such Plan. The account of Executive under such Plan shall be credited with 155 contract rights (shares) as of the date hereof, such contract rights to be held subject to terms of such Plan. Executive understands and agrees that notwithstanding the terms of the Plan, during the fiscal year ending on August 31, 1996 he will not receive any annual profit payments with respect to the 155 contract rights.

         4.05 PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto; provided, however, that the Company shall not establish rules for participation in any such plans or programs that unfairly discriminate against Executive.

         4.06 OTHER BENEFITS. During the term of his employment the Company will (i) provide Executive with the use of a company furnished automobile; (ii) will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense

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verification; and (iii) will provide Executive with a membership at the Fargo
Country Club at the Company's expense.

    5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the term of his employment or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of his employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during the term of his employment and thereafter, Executive will refrain from any acts that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive. Executive specifically agrees that Company shall be entitled to injunctive relief to enforce the provisions of this Section 5 and such relief may be granted without necessity of proving actual damages. Such injunctive or equitable relief shall be in addition to, not in lieu of, the right to recover monetary damages from any breach of this Section 5.

    6.   TERMINATION.

         6.01 GROUNDS FOR TERMINATION DURING THE INITIAL TERM. This Agreement shall terminate prior to the expiration of the Initial Term in the event that at any time during such Initial Term:

         (a)  Executive dies, or

         (b)  Executive becomes "disabled", or

         (c) The Board of Directors of the Company notifies Executive in writing that the Agreement is being terminated for "cause," or

         (d) The Board of Directors of the Company elects to terminate this Agreement without "cause" and notifies Executive in writing of such election, or

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         (e)  Executive elects to terminate this Agreement and notifies the
              Company in writing of such election.

If this Agreement is terminated pursuant to subsection (a), (b), (c) or (d) of this Section, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection (e) of this section, such termination shall be effective thirty (30) days after delivery of the notice of termination.

         6.02 DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

              (a) "Cause" shall mean Executive (i) has engaged in any willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of the Company, and has failed to cure such default within thirty (30) days after receipt of written notice of such conduct from the Company, or (ii) has committed fraud, misappropriation or embezzlement with the Company's business or assets, or (iii) has been convicted or pleaded nolo contendere to criminal misconduct (excluding misdemeanors or traffic violations), or (iv) has used narcotics, liquor or illicit drugs resulting in a detrimental effect on the performance of his employment responsibilities.

              (b) "Disability" shall mean that this Agreement and Executive's employment shall terminate if Executive sustains a disability which is serious enough that he is not able to perform the essential functions of his job, with or without reasonable accommodations, as defined by various state and federal disability laws. Executive shall be presumed to have such a disability for the purpose of this Agreement if Executive qualifies, because of injury, illness or incapacity, to begin receiving disability income insurance payments under the long term disability income insurance policy that Company maintains for the benefit of its officers generally. If there is no such policy in effect at the date of Executive's injury, illness or incapacity, Executive shall be presumed to have such a disability for the purpose of this Agreement if Executive is substantially incapable of performing his duties for a period of more than twelve (12) weeks.

         6.03 TERMINATION OF EMPLOYMENT AFTER THE INITIAL TERM. Upon expiration of the Initial Term, Executive's employment by the Company may be terminated with or without cause by the Board of Directors of the Company by providing notice to Executive.

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         6.04     EFFECT OF TERMINATION.  Notwithstanding the termination of employment hereunder, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

         6.05 SEVERANCE PAYMENT. If Executive's employment is terminated by the Company during the Initial Term pursuant to subsection 6.01(d), the Company shall pay to Executive a cash severance payment equal to $7,884.62 times the number of weeks between the date of termination of employment and April 7, 1999. It is understood and agreed that no severance payment shall be due in the event employment is terminated (i) during the initial term as provided in Section 6.01(a), (b), (c), or (e), or (ii) for any reason on or after April 7, 1999, in which case Executive's right to salary and benefits shall immediately terminate, except as may be otherwise provided by applicable law.

         6.06 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

    7.   MISCELLANEOUS.

         7.01 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

         7.02 COMPLETE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, that offer letter dated March 8, 1996), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein.

         7.03 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         7.04 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

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         7.05     NO WAIVER.  No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver is sought.

         7.06 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of this Agreement shall be unaffected and shall continue in full force and effect.


         IN WITNESS WHEREOF, this Agreement has been executed by the Company and Executive as of the date set forth in the first paragraph.

                        AMERICAN CRYSTAL SUGAR COMPANY



                        By /s/ Robert Nyquist
                          -----------------------
                        Robert Nyquist
                        Chairman of the Board



                          /s/ Daniel McCarty
                        -------------------------
                        Daniel McCarty


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